Exhibit 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Reports Fourth Quarter and Year-End 2007 Financial Results

ATLANTA, GA – February 14, 2008 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the fourth quarter and year ended December 31, 2007.

AtheroGenics reported a net loss of $16.0 million, or $0.40 per share, for the fourth quarter of 2007, as compared to $20.7 million, or $0.52 per share, reported for the same period in 2006.  Net loss for the full year 2007 was $49.5 million, or $1.25 per share, as compared to a net loss of $67.3 million or $1.71 per share for the same period in 2006.

“In the fourth quarter, we achieved another key milestone in our diabetes program with the completion of patient enrollment in our ANDES Phase III clinical trial of AGI-1067 in Type 2 diabetes,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “We believe that AGI-1067 has the potential to become a much needed novel treatment for this rapidly growing patient population whose diabetes is not effectively controlled by current therapies.  We are on track to announce the interim analysis results from ANDES in the second quarter of this year.”

AtheroGenics reported total revenue of $3.1 million for the fourth quarter of 2007 as compared to $11.0 million for the same period in 2006. The decline in revenues in the fourth quarter of 2007 primarily reflected the absence of license fees related to the AGI-1067 License Agreement with AstraZeneca, compared to $6.3 million of license revenue in the same period in 2006. Also contributing to the fourth quarter decline are lower revenues from research and development service fees received for conducting the FOCUS clinical study, which has been concluded.  For the year ended December 31, 2007, revenues increased to $52.3 million, as compared to $31.7 million for the same period in 2006.  The increase in the twelve month period principally reflects the recognition of the remaining unamortized balance of the upfront license fee from AstraZeneca, due to the termination of the Agreement.  Also contributing to the increased revenue in the twelve month period were higher research and development service fees for conducting the FOCUS clinical study.

Research and development expenses for the fourth quarter of 2007 decreased to $13.6 million as compared to $28.3 million for the same period in 2006.  For the twelve months ended December 31, 2007, research and development expenses decreased to $72.7 million, as compared to $82.9 million for the same period in 2006.  These expense declines were primarily due to the completion of the ARISE clinical trial and reduced staff costs resulting from the Company’s organizational restructuring in May 2007, partially offset by costs for the ANDES Phase III clinical trial, which commenced in 2007, and higher FOCUS expenses, which affected the twelve-month comparison.

Marketing, general and administrative expenses decreased to $3.3 million for the fourth quarter of 2007, as compared to $3.4 million for the same period in 2006.  The decrease in the quarter reflected lower stock-based compensation. For the full year ended December 31, 2007, marketing, general and administrative expenses increased to $13.9 million, as compared to $13.4 million for the same period in 2006.  The twelve month period increase was due to higher marketing-related costs in the first half of 2007.

Restructuring and impairment costs for the twelve months ended December 31, 2007 were $10.0 million, which included the write-off of impaired manufacturing assets as a result of the transition of commercial activities from AstraZeneca, as well as severance and asset impairment costs from the organizational restructuring, which occurred in the second quarter of 2007.

Interest income decreased to $1.2 million in the fourth quarter of 2007 from $2.2 million reported for the comparable period in 2006. Interest income decreased to $6.0 million for the full year ended December 31, 2007, compared to $9.2 million for the same period in 2006.  The decrease in both periods reflected reduced levels of invested cash.

Interest expense increased to $3.4 million in the fourth quarter of 2007, from $2.1 million for the comparable period in 2006, and to $11.1 million in the full year ended December 31, 2007, from $8.4 million for the comparable period in 2006.  The increase in interest expense in both periods was primarily due to the additional debt incurred as a result of an exchange, in the third quarter of 2007, of $38.0 million of 4.5 percent convertible notes due in 2008 for $60.4 million of 4.5 percent convertible notes due in 2011, as well as the accretion of the discount for the newly issued notes.  The increase for the full year comparison also reflected the write-off of debt issuance costs related to the 2008 notes that were extinguished.

For the year ended December 31, 2006, AtheroGenics recorded $3.5 million in other expense attributable to non-cash costs related to the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock in January 2006.

At December 31, 2007, cash, cash equivalents and short-term investments totaled approximately $93 million.

Full Year 2008 Financial Guidance
AtheroGenics announced that it expects to report net cash use for operations in 2008 in the range of $40 to $50 million, which does not take into account debt repayment.  Net loss per share for 2008 is expected to be in the range of $1.40 to $1.50.

Webcast and Conference Call Information
AtheroGenics will be hosting a conference call and webcast on Thursday, February 14, 2008, at 9:00 a.m. EST to discuss fourth quarter and year-end 2007 financial results and to provide a company update. Participants may access the live conference call by dialing 877-407-8031 (domestic) or 201-689-8031 (international).  To access the webcast, please visit the AtheroGenics Investor Relations website at www.atherogenics.com.  A replay of the conference will be accessible approximately one hour after the conclusion of the call by dialing 877-660-6853 (domestic) or 201-612-7415 (international), account number 286, conference ID number 273075.  A replay of the webcast will be archived on the Company’s website until May 15, 2008.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). AtheroGenics has commenced ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study), a Phase III clinical trial to study its lead antioxidant and anti-inflammatory drug candidate, AGI-1067, in patients with diabetes. In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. An example of a forward looking statement in this press release includes our expectation that we will announce interim analysis results for the ANDES clinical trial in the second quarter of 2008.  These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. Additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. The U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans.  These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
License fees	$ —	$ 6,250,000	$ 27,083,333	$ 22,916,667
Research and development	3,118,004	4,715,495	25,193,494	8,758,178
Total revenues	3,118,004	10,965,495	52,276,827	31,674,845

Operating expenses:
Research and development	13,583,474	28,340,567	72,696,066	82,855,340
Marketing, general and administrative	3,316,566	3,382,868	13,936,132	13,373,112
Restructuring and impairment costs	—	—	9,996,332	—
Total operating expenses	16,900,040	31,723,435	96,628,530	96,228,452

Operating loss	(13,782,036)	(20,757,940)	(44,351,703)	(64,553,607)
Interest income	1,209,553	2,177,699	6,007,678	9,175,817
Interest expense	(3,429,314)	(2,087,781)	(11,124,544)	(8,423,346)
Other expense	—	—	—	(3,521,236)
Net loss	$ (16,001,797)	$ (20,668,022)	$ (49,468,569)	$ (67,322,372)

Net loss per share -
basic and diluted	$ (0.40)	$ (0.52)	$ (1.25)	$ (1.71)

Weighted average shares
outstanding – basic and diluted	39,518,492	39,452,927	39,500,154	39,383,376

Balance Sheet Data
(Unaudited)

	December 31,
	2007	2006

Cash, cash equivalents and short-term investments	$ 92,875,420	$ 151,810,939
Working capital	50,229,551	118,786,367
Total assets	103,139,028	178,339,664
Current portion of long-term debt	35,968,750	—
Long-term obligations, less current portion	252,163,102	286,000,000
Accumulated deficit	(411,465,815)	(361,997,246)
Total shareholders’ deficit	(195,594,625)	(153,987,649)

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis/Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770 or 781-301-1051	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com